EXHIBIT 99.1

Chemung Financial Corporation Announces Revised Fourth Quarter and Full Year 2017 Earnings

ELMIRA, N.Y., March 05, 2018 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq:CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today announced revised net income for the fourth quarter and full year 2017.  The provision for loan losses for the fourth quarter and full year 2017 was increased by $3.9 million and net income was reduced by $2.9 million for both periods, as compared to the amounts furnished on the earnings release dated February 15, 2018.  The change resulted as part of the Corporation’s internal control review process over subsequent events.  Based on additional information obtained subsequent to the earnings release dated February 15, 2018, management determined that an additional $3.9 million of provision for loan losses should be recorded as an expense in the fourth quarter of 2017. In addition to the $3.9 million impact on pre-tax earnings, the additional provision had the effect of reducing income tax expense by a net of $1.0 million in the fourth quarter and for the full year 2017, including the impact of the revaluation of the additional deferred tax asset created by the increase to the provision. The revised net income for the fourth quarter and full year 2017 included an estimated $2.9 million, or $0.61 per share, one-time net deferred tax revaluation to income tax expense, due to the enactment of the Tax Cuts and Jobs Act (the “Tax Act”), an increase of $0.3 million, from the $2.6 million reported in the earnings release dated February 15, 2018.

Anders Tomson, President and Chief Executive Officer, stated, “We are disappointed by the additional provision for loan losses needed based upon additional information obtained subsequent to our February 15th earnings release.  However, we will continue to vigorously pursue recovery of the loans identified.”

While the Corporation will pursue every available means of recovery, generally accepted accounting principles (“GAAP”) indicate that such potential future recoveries cannot be used in the analysis of the allowance for loan losses until the recovery is more definitive.

The Corporation has revised its financial results for the fourth quarter and full year 2017, and other disclosures contained in the earnings release to reflect the additional $3.9 million of provision for loan losses and the related income tax expense adjustment as described above.  The additional provision is associated with a long-standing relationship in the Southern Tier of New York that, based on events subsequent to the February 15, 2018 earning release, has been determined to be impaired.

Revised net income for the full year of 2017 was $7.4 million, or $1.55 per share, compared to $10.4 million, or $2.16 per share, previously reported for the full year of 2017.  The revised net loss for the fourth quarter of 2017 was ($2.2) million, or ($0.45) per share, compared to net income of $0.8 million, or $0.16 per share, previously reported for the fourth quarter of 2017.

Earnings in the fourth quarter and full year 2017 included an estimated $2.9 million, or $0.61 per share, one-time net deferred tax revaluation to income tax expense, due to the enactment of the Tax Act.  The Tax Act was enacted on December 22, 2017, reducing the corporate Federal income tax rate from 35% to 21% and making other changes to the Federal corporate income tax laws.  The additional expense was attributable to the reduction in the carrying value of net deferred tax assets reflecting lower future tax benefits resulting from the lower enacted corporate tax rate.  GAAP requires that the impact of the Tax Act must be accounted for in the period of enactment of the new law.  Non-GAAP net income for the full year of 2017 was $10.8 million, or $2.25 per share, compared to $10.2 million, or $2.13 per share, for the full year of 2016.  Non-GAAP net income for the fourth quarter of 2017 was $0.7 million, or $0.15 per share, compared to $3.0 million, or $0.62 per share, for the fourth quarter of 2016.

Tomson stated:

“In spite of the increase in our provision as noted above, we are proud of the progress we made in 2017. We grew interest earning assets resulting in a substantial increase in revenue while maintaining our focus on operational efficiencies. We reinvested earnings in our digital delivery channels as part of our overall retail distribution transformation strategy. We remain focused on shareholder returns and believe that the recently passed tax reform bill will allow us to significantly reduce our income tax expense in the coming years and redeploy those earnings in initiatives and strategies that strengthen our capital, add value to shareholders, and position the Corporation for continued success.”

Fourth Quarter Highlights1

  Loans, net of deferred fees, increased $111.5 million, or 9.3%

  Commercial loans increased $98.1 million, or 13.2%

  Deposits increased $11.1 million, or 0.8%

  Net interest income increased $1.5 million, or 11.2%

  Non-interest expense decreased $0.5 million, or 3.3%

  Dividends declared during the fourth quarter of 2017 were $0.26 per share

1 Balance sheet comparisons are calculated for December 31, 2017 versus December 31, 2016.   Income statement comparisons are calculated for the fourth quarter of 2017 versus fourth quarter of 2016.

A more detailed summary of financial performance follows.

2017 vs 2016

Net Interest Income:

Net interest income for the year ended December 31, 2017 totaled $57.0 million compared with $52.3 million for the prior year, an increase of $4.7 million, or 8.9%.  The increase was due primarily to an increase in interest income from the loan portfolio, as the 2017 average loan balances increased $56.6 million when compared to the prior year.  Fully taxable equivalent net interest margin was 3.56% in 2017, compared with 3.37% for the prior year.  The increase in net interest margin was a result of the loan and securities portfolios repricing to current market rates.  Average interest-earning assets increased $52.4 million in 2017 compared to the prior year, primarily in commercial loans.  The average yield on interest-earning assets increased by 14 basis points, while the average cost of interest-bearing liabilities decreased by seven basis points.  The increase in the average yield of interest-earning assets can be mostly attributed to increases of six and 20 basis points in the yields of commercial loans and consumer loans, respectively, 13 and 18 basis points in yields of taxable and tax-exempt securities, respectively, and 59 basis points in the yield of interest-earning deposits, offset by an 11 basis points decrease in mortgage loans.  The decline in the average cost of interest-bearing liabilities can be attributed to a 23 basis points decline in the average cost of borrowings due to the maturity of one $10.0 million FHLB term advance (4.60% rate) in December 2016 and one $10.0 million repurchase agreement (4.54% rate) in March 2017.

Non-Interest Income:

Non-interest income for the year ended December 31, 2017 was $20.5 million compared with $21.1 million for the prior year, a decrease of $0.6 million, or 3.1%.  The decrease was primarily due to decreases of $0.1 million in service charges on deposit accounts, $0.3 million in interchange revenue from debit card transactions, and $0.9 million in net gains on securities transactions, offset by increases of $0.5 million in Wealth Management Group (“WMG”) fee income and $0.2 million in other non-interest income. The decrease in service charges on deposit accounts can be attributed to a decline in volume. The decrease in interchange revenue from debit card transactions can be mostly attributed to the recognition of an incremental volume bonus related to the rebranding of the Bank’s credit cards recognized in 2016. The decrease in net gains on securities transactions can be attributed to the sale of $14.5 million in U.S. Treasuries and $25.0 million in obligations of U.S. Government sponsored enterprises in 2016. The increase in WMG fee income can be attributed to an increase in assets under management or administration.  The increase in other non-interest income can be mostly attributed to an increase in CFS Group, Inc. financial services fee income.

Non-Interest Expense:

Non-interest expense for the year ended December 31, 2017 was $53.8 million compared with $56.6 million for the prior year, a decrease of $2.8 million, or 5.0%.  The decrease was due primarily to decreases of $1.9 million in pension and other employee benefits, $0.6 million in net occupancy, $0.1 million in furniture and equipment, $0.4 million in professional services, and $0.4 million in legal accruals and settlements, offset by increases of $0.5 million in salaries and wages and $0.2 million in other non-interest expenses.  The decrease in pension and other employee benefits can be mostly attributed to the freezing of accruals for the pension and post-retirement healthcare plans, offset by an increase in healthcare and employer 401(k) contributions.  The decrease in net occupancy and furniture and equipment expenses can be attributed to the branch closure at 202 East State Street in Ithaca, NY during the second quarter of 2016, offset by exit costs for the branch at 120 Genesee Street in Auburn, NY recognized during the second quarter of 2017.  The decrease in professional services can be attributed to professional fees incurred during the formation of Chemung Risk Management, Inc. (“CRM”) in 2016 and legal costs associated with the Fane v. Chemung Canal Trust Company case in 2016.  The decrease in legal accruals and settlements can be attributed to the creation of a $1.2 million legal accrual for the Fane v. Chemung Canal Trust Company case in 2016, compared to a $0.9 million legal accrual for the same case in 2017.  The increase in salaries and wages can be attributed to annual merit increases.

Income Tax Expense:

The effective tax rate increased to 49.4% for the year ended December 31, 2017, compared with 30.5% for the prior year.  The increase in the effective tax rate can be attributed to the estimated $2.9 million one-time net deferred tax revaluation due to the enactment of the Tax Act.  The effective tax rate for the year ended December 31, 2017, excluding the one-time net deferred tax revaluation, was 29.5%1.

1 ($7,262 income tax expense - $2,927 revaluation of net deferred tax expense) / $14,692 income before income tax expense.

4th Quarter 2017 vs 4th Quarter 2016

Net Interest Income:

Net interest income for the current quarter totaled $14.8 million compared with $13.3 million for the same period in the prior year, an increase of $1.5 million, or 11.2%.  Interest and fees from loans increased $1.2 million and interest from investments, including interest-earning deposits, increased $0.1 million while interest expense on borrowed funds and securities sold under agreements to repurchase decreased $0.2 million in the fourth quarter of 2017 when compared to the same period in the prior year.  Fully taxable equivalent net interest margin was 3.63% in the fourth quarter of 2017, compared with 3.33% for the same period in the prior year.  Average interest-earning assets increased $32.0 million in the fourth quarter of 2017, compared to the same period in the prior year.  The yield on average interest-earning assets increased 25 basis points, while the average cost of interest-bearing liabilities decreased seven basis points in the fourth quarter of 2017, compared to the same period in the prior year.  The increase in the average yield on interest-earning assets can be mostly attributed to a 40 basis point increase in the yield on investments due to the reinvestment of maturing securities into higher yielding mortgage-backed and municipal securities, along with a 10 basis points increase in the yield on loans due to an increase in PRIME and LIBOR.  The decline in the average cost of interest-bearing liabilities can be attributed to a 71 basis points decline in the cost of borrowings due to the maturity of one $10.0 million FHLB term advance (4.60% rate) in December 2016 and one $10.0 million repurchase agreement (4.54% rate) in March 2017.

Non-Interest Income:

Non-interest income for the current quarter was $5.5 million compared with $4.9 million for the same period in the prior year, an increase of $0.6 million, or 11.4%.  The increase was due primarily to increases of $0.2 million in wealth management group fee income and $0.3 million in other non-interest income.  The increase in WMG fee income can be attributed to an increase in assets under management or administration.  The increase in other non-interest income can be mostly attributed to an increase in CFS Group, Inc. financial services fee income and interest rate swap and risk participation fees.

Non-Interest Expense:

Non-interest expense for the current quarter was $13.1 million compared with $13.6 million for the same period in the prior year, a decrease of $0.5 million, or 3.3%.  The decrease was due primarily to decreases of $0.4 million in pension and other employee benefits and $0.2 million in professional services.  The decrease in pension and other employee benefits can be mostly attributed to the freezing of accruals for the pension and post-retirement healthcare plans during the fourth quarter of 2016.  The decrease in professional services can be mostly attributed to legal costs associated with the appeal of the Fane v. Chemung Canal Trust Company case in the fourth quarter of 2016.

4th Quarter 2017 vs 3rd Quarter 2017

Net Interest Income:

Net interest income for fourth quarter of 2017 totaled $14.8 million, consistent with the prior quarter.  Fully taxable equivalent net interest margin was 3.63% for the fourth quarter of 2017, compared with 3.68% for the prior quarter.  Average interest-earning assets increased $23.4 million in the fourth quarter of 2017, compared to the prior quarter.  The average yield on interest-earning assets decreased four basis points, while the average cost of interest-bearing liabilities increased one basis point for the current quarter, compared to the prior quarter.  The decrease in the average yield on interest-earning assets can be mostly attributed to an eight basis points decrease in the average yield on loans, due to payoffs of nonaccrual loans during the third quarter of 2017, offset by an increase in PRIME and LIBOR.

Non-Interest Income:

Non-interest income for the current quarter was $5.5 million compared with $5.2 million for the prior quarter, an increase of $0.3 million, or 5.6%.  The increase can be mostly attributed to increases of $0.1 million in wealth management group fee income and $0.1 million in net gains on securities transactions.

Non-Interest Expense:

Non-interest expense for the current quarter was $13.1 million compared with $13.3 million for the prior quarter, a decrease of $0.2 million, or 1.2%.  The decrease was due primarily to decreases of $0.2 million in salaries and wages, $0.1 million in pension and other employee benefits, and $0.2 million in other non-interest expense, offset by an increase of $0.2 million in professional services.  The decrease in salaries and wages can be mostly attributed to a true-up of annual awards during the fourth quarter.  The decrease in pension and other employee benefits can be mostly attributed to lower healthcare costs during the fourth quarter.  The decrease in other non-interest expense can be attributed to decreases in non-loan charge-offs and check card rewards.  The increase in professional services was due to the timing of services performed.

Asset Quality

Non-performing loans totaled $17.3 million at December 31, 2017, or 1.32% of total loans, compared with $12.0 million at December 31, 2016, or 1.00% of total loans.  The increase in non-performing loans at December 31, 2017 was primarily in the commercial and industrial and commercial mortgage segments, offset by decreases in the residential mortgage and consumer segments.  Non-performing assets, which are comprised of non-performing loans and other real estate owned, were $19.3 million, or 1.13% of total assets, at December 31, 2017, compared with $12.4 million, or 0.75% of total assets, at December 31, 2016.  As noted above, the increase in non-performing assets was primarily due to the commercial and industrial and commercial mortgage segments of the loan portfolio.

Management performs an ongoing assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, credit quality of the loan portfolio, current economic conditions and loan growth.  Based on this analysis, the provision for loan losses for the fourth quarter of 2017 was $6.3 million, an increase of $5.9 million compared with the same period in the prior year.  The increase in the provision for loan losses was due primarily to $4.9 million in specific reserves for eight commercial loans to two long-standing relationships in the Southern Tier of New York.  Net charge-offs for the fourth quarter of 2017 were $0.8 million, compared with $1.5 million for the fourth quarter of 2016.

The allowance for loan losses was $21.2 million as of December 31, 2017 and $14.3 million as of December 31, 2016.  The allowance for loan losses was 122.14% of non-performing loans at December 31, 2017 compared with 118.35% at December 31, 2016.  The ratio of the allowance for loan losses to total loans was 1.61% at December 31, 2017 compared with 1.19% at December 31, 2016.  The increase in the allowance for loan losses can be mostly attributed to an increase in the commercial and consumer loans portfolios, an increase in impaired loans, and an increase in loss factors relating to the indirect and consumer loan portfolios.

Balance Sheet Activity

Assets totaled $1.708 billion at December 31, 2017 compared with $1.657 billion at December 31, 2016, an increase of $50.4 million, or 3.0%.  The growth was due primarily to increases of $1.7 million in FHLB and FRB stocks and $111.5 million in the loan portfolio, offset by decreases of $43.4 million in cash and cash equivalents, $9.8 million in securities available for sale, $0.9 million in securities held to maturity, $2.3 million in premises and equipment, and $0.9 million in other intangible assets, along with a $6.9 million increase in the allowance for loan losses.

The increase in FHLB and FRB stocks can be attributed to an increase in FHLB overnight advances in 2017 compared to the prior year.  The increase in total loans can be mostly attributed to increases of $98.1 million in commercial loans and $17.5 million in consumer loans, offset by a $4.1 million decrease in residential mortgages.  The decrease in cash and cash equivalents can be mostly attributed to an increase in total loans, offset by an increase in deposits and FHLBNY advances.  The decrease in securities available for sale and held to maturity can be mostly attributed to maturities and calls.  The decrease in premises and equipment can be attributed to the depreciation of assets, along with the closure of the branch at 120 Genesee Street in Auburn, NY.

Deposits totaled $1.467 billion at December 31, 2017 compared with $1.456 billion at December 31, 2016, an increase of $11.1 million, or 0.8%.  The growth was attributable to increases of $49.8 million in non-interest bearing demand deposits, $12.2 million in interest-bearing demand deposits, and $10.0 million in savings deposits.  Partially offsetting the increases noted above were decreases of $35.2 million in money market accounts and $25.7 million in time deposits.  FHLB advances and other debt totaled $64.2 million at December 31, 2017 compared with $13.8 million at December 31, 2016, an increase of $50.4 million, or 364.8%.  FHLBNY overnight advances increased due to loan growth increasing faster than deposit growth during the year.

Total shareholders’ equity was $149.8 million at December 31, 2017 compared with $143.7 million at December 31, 2016, an increase of $6.1 million, or 4.2%.  The increase in retained earnings of $4.3 million was due primarily to earnings of $7.4 million and a $1.8 million re-class of the stranded accumulated other comprehensive loss associated with the revaluation of the net deferred tax asset from accumulated other comprehensive loss to retained earnings, offset by $4.9 million in dividends declared during the year.  The decrease in accumulated other comprehensive loss of $0.4 million can be attributed to the increase in the fair market value of the securities portfolio, offset by the $1.8 million re-class of the stranded accumulated other comprehensive loss associated with the revaluation of the net deferred tax asset to retained earnings.   Also, additional-paid-in capital increased $0.4 million and treasury stock decreased $0.9 million, due to the issuance of shares to the Corporation’s employee benefit stock plans.

The total equity to total assets ratio was 8.77% at December 31, 2017 compared with 8.67% at December 31, 2016.  The tangible equity to tangible assets ratio was 7.48% at December 31, 2017 compared with 7.29% at December 31, 2016.  Book value per share increased to $31.10 at December 31, 2017 from $30.07 at December 31, 2016.  As of December 31, 2017, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under regulatory capital guidelines and the Corporation was also well-capitalized under regulatory guidelines.

Other Items

The market value of total assets under management or administration in our Wealth Management Group was $1.952 billion at December 31, 2017, including $346.8 million of assets under management or administration for the Corporation, compared to $1.721 billion at December 31, 2016, including $294.9 million of assets under management or administration for the Corporation, an increase of $230.4 million, or 13.4%.

The Corporation elected to adopt ASU 2018-02, Income Statement – Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income as of December 31, 2017.  The objective of the ASU is to allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Act passed in December 2017.  Adoption of the ASU eliminates the stranded tax effects within accumulated other comprehensive income resulting from the revaluation of the net deferred tax asset.  As of December 31, 2017, the Corporation reclassified $1.8 million from accumulated other comprehensive income to retained earnings relating to the adoption of ASU 2018-02.

About Chemung Financial Corporation

Chemung Financial Corporation is a $1.7 billion financial services holding company headquartered in Elmira, New York and operates 34 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers.  Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State.  Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
(in thousands)	2017	2017	2017	2017	2016
ASSETS
Cash and due from financial institutions	$27,966	$34,572	$26,684	$26,275	$28,205
Interest-earning deposits in other financial institutions	2,763	21,806	37,862	99,410	45,957
Total cash and cash equivalents	30,729	56,378	64,546	125,685	74,162

Trading assets, at fair value	988	909	877	826	774

Securities available for sale	293,627	312,226	324,293	302,581	303,402
Securities held to maturity	3,781	3,865	4,928	3,721	4,705
FHLB and FRB stocks, at cost	5,784	3,497	3,764	3,597	4,041
Total investment securities	303,192	319,588	332,985	309,899	312,148

Commercial	843,337	826,554	794,175	780,687	745,217
Mortgage	194,440	197,210	200,629	198,020	198,493
Consumer	274,047	265,049	257,843	255,544	256,580
Loans, net of deferred loan fees	1,311,824	1,288,813	1,252,647	1,234,251	1,200,290
Allowance for loan losses	(21,161)	(15,694)	(15,104)	(14,960)	(14,253)
Loans, net	1,290,663	1,273,119	1,237,543	1,219,291	1,186,037

Loans held for sale	542	1,246	386	20	412
Premises and equipment, net	26,657	27,366	27,836	28,206	28,923
Goodwill	21,824	21,824	21,824	21,824	21,824
Other intangible assets, net	2,085	2,292	2,506	2,719	2,945
Accrued interest receivable and other assets	30,940	28,960	30,069	27,630	29,954
Total assets	$1,707,620	$1,731,682	$1,718,572	$1,736,100	$1,657,179

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand deposits	$467,610	$449,841	$436,017	$432,062	$417,812
Interest-bearing demand deposits	149,026	156,094	144,239	154,848	136,826
Money market accounts	513,782	586,795	591,751	597,547	548,963
Savings deposits	218,666	218,106	220,227	219,180	208,636
Time deposits	118,362	126,182	132,803	140,614	144,106
Total deposits	1,467,446	1,537,018	1,525,037	1,544,251	1,456,343

Securities sold under agreements to repurchase	10,000	10,000	11,937	15,215	27,606
FHLB advances and other debt	64,217	13,577	13,658	13,736	13,815
Accrued interest payable and other liabilities	16,144	16,810	15,978	14,641	15,667
Total liabilities	1,557,807	1,577,405	1,566,610	1,587,843	1,513,431

Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	45,967	46,089	45,966	45,901	45,603
Retained earnings	128,453	130,006	127,585	125,860	124,111
Treasury stock, at cost	(14,320)	(14,596)	(14,670)	(14,801)	(15,265)
Accumulated other comprehensive (loss)	(10,340)	(7,275)	(6,972)	(8,756)	(10,754)
Total shareholders' equity	149,813	154,277	151,962	148,257	143,748
Total liabilities and shareholders' equity	$1,707,620	$1,731,682	$1,718,572	$1,736,100	$1,657,179

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Three Months Ended			Twelve Months Ended
	December 31,		Percent	December 31,		Percent
(in thousands, except per share data)	2017	2016	Change	2017	2016	Change
Interest and dividend income:
Loans, including fees	$13,815	$12,623	9.4	$52,840	$49,677	6.4
Taxable securities	1,314	1,296	1.4	5,503	5,239	5.0
Tax exempt securities	313	223	40.4	1,149	945	21.6
Interest-earning deposits	118	127	(7.1)	563	307	83.4
Total interest and dividend income	15,560	14,269	9.0	60,055	56,168	6.9

Interest expense:
Deposits	536	563	(4.8)	2,168	2,170	(0.1)
Securities sold under agreements to repurchase	95	213	(55.4)	478	849	(43.7)
Borrowed funds	149	197	(24.4)	422	820	(48.5)
Total interest expense	780	973	(19.8)	3,068	3,839	(20.1)

Net interest income	14,780	13,296	11.2	56,987	52,329	8.9
Provision for loan losses	6,272	404	1452.5	9,022	2,437	270.2
Net interest income after provision for loan losses	8,508	12,892	(34.0)	47,965	49,892	(3.9)

Non-interest income:
Wealth management group fee income	2,279	2,076	9.8	8,804	8,316	5.9
Service charges on deposit accounts	1,283	1,308	(1.9)	4,961	5,089	(2.5)
Interchange revenue from debit card transactions	952	992	(4.0)	3,761	4,027	(6.6)
Net gains on securities transactions	97	4	2325.0	109	987	(89.0)
Net gains on sales of loans held for sale	67	53	26.4	260	326	(20.2)
Net gains (losses) on sales of other real estate owned	-	27	(100.0)	38	21	81.0
Income from bank owned life insurance	18	18	0.0	70	73	(4.1)
Other	760	419	81.4	2,488	2,310	7.7
Total non-interest income	5,456	4,897	11.4	20,491	21,149	(3.1)

Non-interest expense:
Salaries and wages	5,299	5,234	1.2	21,476	20,954	2.5
Pension and other employee benefits	859	1,238	(30.6)	4,276	6,132	(30.3)
Net occupancy	1,479	1,550	(4.6)	6,263	6,837	(8.4)
Furniture and equipment	709	681	4.1	2,828	2,967	(4.7)
Data processing	1,681	1,535	9.5	6,539	6,593	(0.8)
Professional services	605	757	(20.1)	1,774	2,175	(18.4)
Legal accruals and settlements	-	-	N/M	850	1,200	(29.2)
Amortization of intangible assets	207	238	(13.0)	860	986	(12.8)
Marketing and advertising	214	229	(6.6)	794	877	(9.5)
Other real estate owned expense	75	30	150.0	110	180	(38.9)
FDIC insurance	290	298	(2.7)	1,236	1,193	3.6
Loan expense	247	207	19.3	694	669	3.7
Other	1,446	1,564	(7.5)	6,064	5,847	3.7
Total non-interest expense	13,111	13,561	(3.3)	53,764	56,610	(5.0)

Income before income tax expense	853	4,228	(79.8)	14,692	14,431	1.8
Income tax expense	3,012	1,274	136.4	7,262	4,404	64.9
Net income (loss)	$(2,159)	$2,954	(173.1)	$7,430	$10,027	(25.9)

Basic and diluted earnings per share	$(0.45)	$0.62		$1.55	$2.11
Cash dividends declared per share	0.26	0.26		1.04	1.04
Average basic and diluted shares outstanding	4,809	4,773		4,800	4,762

N/M - Not meaningful

Chemung Financial Corporation
Consolidated Financial Highlights (Unaudited)
						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, per share data)	2017	2017	2017	2017	2016	2017	2016
RESULTS OF OPERATIONS
Interest income	$15,560	$15,497	$14,684	$14,314	$14,269	$60,055	$56,168
Interest expense	780	734	734	820	973	3,068	3,839
Net interest income	14,780	14,763	13,950	13,494	13,296	56,987	52,329
Provision for loan losses	6,272	1,289	421	1,040	404	9,022	2,437
Net interest income after provision for loan losses	8,508	13,474	13,529	12,454	12,892	47,965	49,892
Non-interest income	5,456	5,166	5,022	4,847	4,897	20,491	21,149
Non-interest expense	13,111	13,276	14,332	13,045	13,561	53,764	56,610
Income before income tax expense	853	5,364	4,219	4,256	4,228	14,692	14,431
Income tax expense	3,012	1,710	1,263	1,277	1,274	7,262	4,404
Net income (loss)	$(2,159)	$3,654	$2,956	$2,979	$2,954	$7,430	$10,027

Basic and diluted earnings per share	$(0.45)	$0.76	$0.62	$0.62	$0.62	$1.55	$2.11
Average basic and diluted shares outstanding	4,809	4,802	4,797	4,790	4,773	4,800	4,762

PERFORMANCE RATIOS
Return on average assets	(0.50)%	0.85%	0.69%	0.71%	0.69%	0.43%	0.60%
Return on average equity	(5.53)%	9.46%	7.90%	8.24%	8.20%	4.91%	7.02%
Return on average tangible equity (a)	(6.55)%	11.24%	9.43%	9.90%	9.92%	5.85%	8.52%
Efficiency ratio (a) (b)	63.43%	64.83%	69.28%	69.25%	72.63%	66.60%	74.43%
Non-interest expense to average assets	3.01%	3.09%	3.34%	3.12%	3.18%	3.14%	3.32%
Loans to deposits	89.40%	83.85%	82.14%	79.93%	82.42%	89.40%	82.42%

YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	4.26%	4.34%	4.18%	4.19%	4.16%	4.24%	4.18%
Yield on investments	2.15%	2.16%	2.01%	2.00%	1.75%	2.08%	1.83%
Yield on interest-earning assets	3.82%	3.86%	3.65%	3.66%	3.57%	3.75%	3.61%
Cost of interest-bearing deposits	0.20%	0.20%	0.20%	0.20%	0.21%	0.20%	0.21%
Cost of borrowings	2.42%	2.95%	2.82%	3.04%	3.13%	2.78%	3.01%
Cost of interest-bearing liabilities	0.28%	0.27%	0.26%	0.30%	0.35%	0.28%	0.35%
Interest rate spread	3.54%	3.59%	3.39%	3.36%	3.22%	3.47%	3.26%
Net interest margin, fully taxable equivalent	3.63%	3.68%	3.47%	3.45%	3.33%	3.56%	3.37%

CAPITAL
Total equity to total assets at end of period	8.77%	8.91%	8.84%	8.54%	8.67%	8.77%	8.67%
Tangible equity to tangible assets at end of period (a)	7.48%	7.62%	7.53%	7.23%	7.29%	7.48%	7.29%

Book value per share	$31.10	$32.11	$31.67	$30.93	$30.07	$31.10	$30.07
Tangible book value per share (a)	26.14	27.09	26.60	25.81	24.89	26.14	24.89
Period-end market value per share	48.10	47.10	40.88	39.50	36.35	48.10	36.35
Dividends declared per share	0.26	0.26	0.26	0.26	0.26	1.04	1.04

AVERAGE BALANCES
Loans and loans held for sale (c)	$1,291,414	$1,259,919	$1,237,189	$1,215,445	$1,210,922	$1,251,225	$1,194,589
Interest earning assets	1,639,257	1,615,833	1,634,955	1,605,460	1,607,287	1,623,948	1,571,513
Total assets	1,727,616	1,707,111	1,723,664	1,694,199	1,699,059	1,713,233	1,667,184
Deposits	1,516,390	1,512,685	1,532,819	1,495,724	1,483,348	1,514,457	1,450,520
Total equity	154,767	153,244	150,155	146,642	143,388	151,229	142,906
Tangible equity (a)	130,759	129,024	125,720	121,988	118,502	126,902	117,656

ASSET QUALITY
Net charge-offs	$805	$699	$277	$333	$1,476	$2,114	$2,444
Non-performing loans (d)	17,324	14,028	15,208	12,914	12,043	17,324	12,043
Non-performing assets (e)	19,264	14,216	15,545	13,251	12,431	19,264	12,431
Allowance for loan losses	21,161	15,694	15,104	14,960	14,253	21,161	14,253

Annualized net charge-offs to average loans	0.25%	0.22%	0.09%	0.11%	0.48%	0.17%	0.20%
Non-performing loans to total loans	1.32%	1.09%	1.21%	1.05%	1.00%	1.32%	1.00%
Non-performing assets to total assets	1.13%	0.82%	0.90%	0.76%	0.75%	1.13%	0.75%
Allowance for loan losses to total loans	1.61%	1.22%	1.21%	1.21%	1.19%	1.61%	1.19%
Allowance for loan losses to non-performing loans	122.15%	111.88%	99.32%	115.84%	118.35%	122.15%	118.35%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Efficiency ratio is non-interest expense less amortization of intangible assets less legal reserve divided by the total of fully taxable equivalent net interest income plus non-interest income less net gains on securities transactions less gain from bargain purchase less gain on liquidation of trust preferred securities.
(c) Loans and loans held for sale do not reflect the allowance for loan losses.
(d) Non-performing loans include non-accrual loans only.
(e) Non-performing assets include non-performing loans plus other real estate owned.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Twelve Months Ended December 31, 2017			Twelve Months Ended December 31, 2016			Twelve Months Ended December 31, 2017 vs. 2016
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest earning assets:
Commercial loans	$791,627	$34,596	4.37%	$734,628	$31,682	4.31%	$2,914	$2,471	$443
Mortgage loans	198,783	7,541	3.79%	197,132	7,689	3.90%	(148)	65	(213)
Consumer loans	260,815	10,964	4.20%	262,829	10,512	4.00%	452	(80)	532
Taxable securities	270,168	5,510	2.04%	274,401	5,245	1.91%	265	(83)	348
Tax-exempt securities	52,227	1,669	3.20%	45,127	1,364	3.02%	305	221	84
Interest-earning deposits	50,328	563	1.12%	57,396	307	0.53%	256	(42)	298
Total interest earning assets	1,623,948	60,843	3.75%	1,571,513	56,799	3.61%	4,044	2,552	1,492

Non-interest earnings assets:
Cash and due from banks	25,663			26,708
Premises and equipment, net	27,936			29,525
Other assets	53,883			51,590
Allowance for loan losses	(15,066)			(14,771)
AFS valuation allowance	(3,131)			2,619
Total assets	$1,713,233			$1,667,184

Interest-bearing liabilities:
Interest-bearing checking	$146,999	$135	0.09%	$135,874	$136	0.10%	$(1)	$12	$(13)
Savings and money market	800,070	1,566	0.20%	752,489	1,457	0.19%	109	59	50
Time deposits	132,607	467	0.35%	156,737	577	0.37%	(110)	(82)	(28)
FHLB advances and repos	32,350	900	2.78%	55,472	1,669	3.01%	(769)	(650)	(119)
Total int.-bearing liabilities	1,112,026	3,068	0.28%	1,100,572	3,839	0.35%	(771)	(661)	(110)

Non-interest-bearing liabilities:
Demand deposits	434,781			405,420
Other liabilities	15,197			18,286
Total liabilities	1,562,004			1,524,278
Shareholders' equity	151,229			142,906
Total liabilities and shareholders' equity	$1,713,233			$1,667,184

Fully taxable equivalent net interest income		57,775			52,960		$4,815	$3,213	$1,602
Net interest rate spread (1)			3.47%			3.26%
Net interest margin, fully taxable equivalent (2)			3.56%			3.37%
Taxable equivalent adjustment		(788)			(631)
Net interest income		$56,987			$52,329

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended December 31, 2017			Three Months Ended December 31, 2016			Three Months Ended December 31, 2017 vs. 2016
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest earning assets:
Commercial loans	$825,773	$9,170	4.41%	$754,893	$8,064	4.25%	$1,106	$790	$316
Mortgage loans	196,283	1,825	3.69%	198,122	1,884	3.78%	(59)	(17)	(42)
Consumer loans	269,358	2,882	4.24%	257,907	2,728	4.21%	154	132	22
Taxable securities	261,395	1,316	2.00%	265,626	1,298	1.94%	18	(21)	39
Tax-exempt securities	55,822	455	3.23%	43,052	322	2.98%	133	104	29
Interest-earning deposits	30,626	118	1.53%	87,687	127	0.58%	(9)	(122)	113
Total interest earning assets	1,639,257	15,766	3.82%	1,607,287	14,423	3.57%	1,343	866	477

Non- interest earnings assets:
Cash and due from banks	26,275			26,234
Premises and equipment, net	27,130			29,016
Other assets	53,568			51,162
Allowance for loan losses	(15,660)			(15,302)
AFS valuation allowance	(2,954)			662
Total assets	$1,727,616			$1,699,059

Interest-bearing liabilities:
Interest-bearing checking	$153,869	$37	0.10%	$144,469	$35	0.10%	2	2	-
Savings and money market	792,266	398	0.20%	778,343	392	0.20%	6	6	-
Time deposits	121,472	101	0.33%	145,971	136	0.37%	(35)	(21)	(14)
FHLB advances and repos	40,034	244	2.42%	52,096	410	3.13%	(166)	(84)	(82)
Total int.-bearing liabilities	1,107,641	780	0.28%	1,120,879	973	0.35%	(193)	(97)	(96)

Non-interest-bearing liabilities:
Demand deposits	448,783			414,565
Other liabilities	16,425			20,227
Total liabilities	1,572,849			1,555,671
Shareholders' equity	154,767			143,388
Total liabilities and shareholders' equity	$1,727,616			$1,699,059

Fully taxable equivalent net interest income		14,986			13,450		$1,536	$963	$573
Net interest rate spread (1)			3.54%			3.22%
Net interest margin, fully taxable equivalent (2)			3.63%			3.33%
Taxable equivalent adjustment		(206)			(154)
Net interest income		$14,780			$13,296

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP.  See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of its competitors. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.”  Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures.  The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP.  When these exempted measures are included in public disclosures, supplemental information is not required.  The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income, Net Interest Margin, and Efficiency Ratio

Net interest income is commonly presented on a tax-equivalent basis.  That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total.  This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations.  Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets.  For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time.  The Corporation follows these practices.

The efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non-interest income), adjusted for one-time occurrences and amortization.  This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share data)	2017	2017	2017	2017	2016	2017	2016
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
AND EFFICIENCY RATIO
Net interest income (GAAP)	$14,780	$14,763	$13,950	$13,494	$13,296	$56,987	$52,329
Fully taxable equivalent adjustment	206	220	192	169	154	788	631
Fully taxable equivalent net interest income (non-GAAP)	$14,986	$14,983	$14,142	$13,663	$13,450	$57,775	$52,960

Non-interest income (GAAP)	$5,456	$5,166	$5,022	$4,847	$4,897	$20,491	$21,149
Less: net (gains) losses on security transactions	(97)	-	(12)	-	(4)	(109)	(987)
Adjusted non-interest income (non-GAAP)	$5,359	$5,166	$5,010	$4,847	$4,893	$20,382	$20,162

Non-interest expense (GAAP)	$13,111	$13,276	$14,332	$13,045	$13,561	$53,764	$56,610
Less: amortization of intangible assets	(207)	(214)	(213)	(226)	(238)	(860)	(986)
Less: legal reserve	-	-	(850)	-	-	(850)	(1,200)
Adjusted non-interest expense (non-GAAP)	$12,904	$13,062	$13,269	$12,819	$13,323	$52,054	$54,424

Average interest-earning assets (GAAP)	$1,639,257	$1,615,833	$1,634,955	$1,605,460	$1,607,287	$1,623,948	$1,571,513

Net interest margin - fully taxable equivalent (non-GAAP)	3.63%	3.68%	3.47%	3.45%	3.33%	3.56%	3.37%
Efficiency ratio (non-GAAP)	63.43%	64.83%	69.28%	69.25%	72.63%	66.60%	74.43%

Tangible Equity and Tangible Assets (Period-End)
Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets. Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets. Tangible book value per share represents the Corporation’s equity divided by common shares at period-end. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share and ratio data)	2017	2017	2017	2017	2016	2017	2016
TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$149,813	$154,277	$151,962	$148,257	$143,748	$149,813	$143,748
Less: intangible assets	(23,909)	(24,116)	(24,330)	(24,543)	(24,769)	(23,909)	(24,769)
Tangible equity (non-GAAP)	$125,904	$130,161	$127,632	$123,714	$118,979	$125,904	$118,979

Total assets (GAAP)	$1,707,620	$1,731,682	$1,718,572	$1,736,100	$1,657,179	$1,707,620	$1,657,179
Less: intangible assets	(23,909)	(24,116)	(24,330)	(24,543)	(24,769)	(23,909)	(24,769)
Tangible assets (non-GAAP)	$1,683,711	$1,707,566	$1,694,242	$1,711,557	$1,632,410	$1,683,711	$1,632,410

Total equity to total assets at end of period (GAAP)	8.77%	8.91%	8.84%	8.54%	8.67%	8.77%	8.67%
Book value per share (GAAP)	$31.10	$32.11	$31.67	$30.93	$30.07	$31.10	$30.07

Tangible equity to tangible assets at
end of period (non-GAAP)	7.48%	7.62%	7.53%	7.23%	7.29%	7.48%	7.29%
Tangible book value per share (non-GAAP)	$26.14	$27.09	$26.60	$25.81	$24.89	$26.14	$24.89

Tangible Equity (Average)
Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period. Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except ratio data)	2017	2017	2017	2017	2016	2017	2016
TANGIBLE EQUITY (AVERAGE)
Total average shareholders' equity (GAAP)	$154,767	$153,244	$150,155	$146,642	$143,388	$151,229	$142,906
Less: average intangible assets	(24,008)	(24,220)	(24,435)	(24,654)	(24,886)	(24,327)	(25,250)
Average tangible equity (non-GAAP)	$130,759	$129,024	$125,720	$121,988	$118,502	$126,902	$117,656

Return on average equity (GAAP)	(5.53)%	9.46%	7.90%	8.24%	8.20%	4.91%	7.02%
Return on average tangible equity (non-GAAP)	(6.55)%	11.24%	9.43%	9.90%	9.92%	5.85%	8.52%

Adjustments for Certain Items of Income or Expense
In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items. The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share and ratio data)	2017	2017	2017	2017	2016	2017	2016
NON-GAAP NET INCOME
Reported net income (loss) (GAAP)	$(2,159)	$3,654	$2,956	$2,979	$2,954	$7,430	$10,027
Net (gains) losses on security transactions (net of tax)	(60)	-	(8)	-	(2)	(68)	(614)
Legal reserve (net of tax)	-	-	528	-	-	528	747
Revaluation of net deferred tax asset	2,927	-	-	-	-	2,927	-
Non-GAAP net income	$708	$3,654	$3,476	$2,979	$2,952	$10,817	$10,160

Average basic and diluted shares outstanding	4,809	4,802	4,797	4,790	4,773	4,800	4,762

Reported basic and diluted earnings per share (GAAP)	$(0.45)	$0.76	$0.62	$0.62	$0.62	$1.55	$2.11
Reported return on average assets (GAAP)	(0.50)%	0.85%	0.69%	0.71%	0.69%	0.43%	0.60%
Reported return on average equity (GAAP)	(5.53)%	9.46%	7.90%	8.24%	8.20%	4.91%	7.02%

Core basic and diluted earnings per share (non-GAAP)	$0.15	$0.76	$0.72	$0.62	$0.62	$2.25	$2.13
Core return on average assets (non-GAAP)	0.16%	0.85%	0.81%	0.71%	0.69%	0.63%	0.61%
Core return on average equity (non-GAAP)	1.81%	9.46%	9.29%	8.24%	8.19%	7.15%	7.11%

Forward-Looking Statements:

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995.  The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release.  All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements.  These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend."  The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct.  The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, including the Dodd-Frank Act, and changes in general business and economic trends.  Information concerning these and other factors can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2016 Annual Report on Form 10-K.  These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746.  Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information contact:
Karl F. Krebs, EVP and CFO
kkrebs@chemungcanal.com
Phone:  607-737-3714